TRUSTCO
Bank Corp NY	Exhibit 99(a)

TRUSTCO BANK CORP NY
CHARTER
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
As Approved by the Board of Directors on July 21, 2009

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of TrustCo Bank Corp NY (the “Company”) for the following purposes:

—	to review and identify individuals qualified to become Board members, consistent with criteria approved by the Board;

—
to recommend to the Board the director nominees for the next annual meeting of shareholders and to fill vacancies on the Board, subject to the provisions of the Company’s Certificate of Incorporation and Bylaws;

—
to develop, recommend to and annually review with the Board a set of corporate governance guidelines applicable to the Company and proposed changes to such guidelines from time to time as may be appropriate; and

—	to oversee the evaluation of the Board and the committees of the Board.

The Committee will consist of not less than three members of the Board who are “independent,” as that term is defined in the rules applicable to companies listed on the NASDAQ Stock Market, and who satisfy any additional requirements that the Board deems appropriate. The Chair of the Committee will be selected annually by the Board.

The duties and responsibilities contained in this Charter are to be a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law or NASDAQ Stock Market rules. Further, the Committee’s policies and procedures should remain flexible in order to permit the Committee, the Board and the Company to best react to changing events and circumstances and to ensure that the Company’s director nomination and corporate governance practices are in accordance with all requirements and are of high quality.

Nominations

Board Membership. The Committee will review the qualifications of individuals suggested as potential nominees and identify nominees who are best qualified. The Company’s corporate secretary, on behalf of the Committee, will maintain the file of potential suitable candidates for consideration as nominees to the Board.

Candidates for board membership generally should have:

—	high personal and professional ethics, integrity and values,

—	an inquiring and independent mind, practical wisdom and mature judgment,

—	broad policy-making experience in business, government or community organizations,

—	expertise useful to the Company and complementary to the background and experience of other Board members,

—	willingness to devote the time necessary to carrying out the duties and responsibilities of Board membership,

—	commitment to serve on the Board over a period of several years to develop knowledge about the Company, its strategy and its principal operations and

—	willingness to represent the best interests of all of the Company’s constituencies.

This list is not intended to be an exclusive list of nominee criteria, and Committee members will use their best judgment in identifying potential Board candidates.

After a possible candidate is identified, the Committee will investigate and assess the qualifications, experience and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the Committee.

From time to time, but at least once each year, the Committee will meet to evaluate the needs of the Board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by the Committee and by a majority of the members of the Board who are independent as defined in the NASDAQ Stock Market rules.

Shareholder Nominations. The Committee will consider written recommendations by shareholders for nominees for election to the Board. Such written recommendations must be delivered or mailed to the Board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days’ notice of the meeting is provided.

Corporate Governance

The Committee will:

—	develop and approve Corporate Governance Guidelines for the Company and subsequently review and approve the Guidelines annually,

—	review and approve the Company’s Code of Conduct annually,

—	establish and annually review guidelines covering Board member attendance, compensation, development, performance and stock ownership,

—	summarize its activities and provide any recommendations to the Board at the Board’s next regular meeting following each meeting of the Committee,

—	evaluate annually the Board’s committee structure and functions and the needs of the Board’s committees,

—	review annually the performance of the Board and its committees,

—	shall review governance-related shareholder proposals and recommend Board responses,

—	conduct a preliminary review of director independence in order to assist the Board in its determinations relating to such matters and

—	have such other authority and responsibilities as may be assigned to it from time to time by the Board.

Meetings and Procedures

The Committee must meet at least twice per year or more frequently if circumstances dictate. A meeting of the Committee may be called by its chairman or any member.

The Committee may request any officer of the Company, or any special counsel or advisor, to attend a meeting of the Committee.

Minutes of its meetings will be approved by the Committee and maintained on its behalf. The Committee shall report its activities to the Board on a regular basis and make such recommendations as it deems necessary or appropriate.

From time to time, but at least once each year, the full Board will review and reassess the adequacy of this charter and recommend proposed changes.

The Board will publicly disclose this charter and any such amendments at the times and in the manner required by the Securities and Exchange Commission (“SEC”) or any other regulatory body having authority over the Company, and in all events post such policy and amendments in accordance with applicable law.

Resources and Authority of the Committee

The Committee will have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

In performing their responsibilities under this Charter, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

—	Officers or employees of the Company whom the Board members believe in good faith to be reliable and competent in the matters presented;

—	Other persons as to matters which the Board believes in good faith to be within the professional or expert competence of such person; or

—	Committees of the Board as to matters within such committees’ designated authority which committees the Board believes in good faith to merit confidence.

The Company must provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation of any advisers employed by the Committee and such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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